United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 31, 2007	0-7928
Date of Report (Date of earliest event reported)	Commission File Number
(Exact name of registrant as specified in its charter)
Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)
(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On August 31, 2007, Comtech Telecommunications Corp.’s subsidiary, Comtech Mobile Datacom Corporation (“Mobile Datacom”), entered into a $605.1 million indefinite delivery/indefinite quantity (“IDIQ”) contract with the U.S. Army for its Movement Tracking System (“MTS”).

Under the new fixed price contract, Mobile Datacom will provide hardware, spares, and satellite bandwidth, as well as technical and professional services. MTS hardware includes mobile satellite transceivers, ruggedized and control station computers, and installation kits. Technical and professional services include program management, engineering services, field service support, satellite network bandwidth services and related infrastructure, and year-round, 24/7 network operations center services and customer support.

The contract’s period of performance is from September 1, 2007 to July 12, 2010 and is subject to annual government funding, deployment and technology decisions.

Item 1.01        Entry into a Material Definitive Agreement.

On August 31, 2007, Mobile Datacom also entered into a $216.0 million IDIQ contract with the U.S. Army for its Force XXI Battle Command Brigade and Below (also known as the Blue Force Tracking program).

Under the new fixed price contract, Mobile Datacom will provide mobile satellite transceivers, satellite bandwidth, satellite network operations, engineering services and program management.

The contract’s period of performance is from August 31, 2007 to December 31, 2011 and is subject to annual government funding, deployment and technology decisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated:      September 7, 2007

      By:     /s/ Michael D. Porcelain
  Name:     Michael D. Porcelain
 Title:        Senior Vice President and

                     Chief Financial Officer